Exhibit 99.1

For Immediate Release

Contact:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

or

Jeff Lambert, Ryan McGrath

Lambert, Edwards & Associates, Inc.

616-233-0500 / mail@lambert-edwards.com

Coast Distribution System Reports First Quarter Earnings

MORGAN HILL, Calif., May 11, 2005 — The Coast Distribution System, Inc. (AMEX: CRV), one of North America’s largest suppliers of aftermarket replacement parts, accessories and supplies for the recreational vehicle (RV) and marine industries, today announced its results for the first quarter ended March 31, 2005.

Coast reported net sales of $49.9 million for the 2005 first quarter, compared with net sales of $48.7 million for the same period last year. The Company reported net earnings of $978,000, or $0.20 per diluted share, in the first quarter of 2005, compared to $1,459,000, or $0.30 per diluted share, for the same quarter of 2004. The Company said the modest increase in sales in the first quarter of 2005 as compared to the same quarter last year was due to gains in market share for its Coast family of proprietary products which helped drive sales despite softness in the RV/marine retail markets.

Although Coast did generate higher margin contributions from its proprietary products and increased efficiencies resulting from its improved internal systems, those improvements were unable to offset increased costs, including rising freight costs, higher steel prices and increased price competition, which reduced Coast’s gross margin to 19.5 percent in the first quarter this year compared to 20.5 percent in last year’s first quarter.

Sales, general and administrative (SG&A) expenses increased by $514,000 in the first quarter this year compared to the same quarter of 2004, due to additional selling and marketing costs primarily attributable to a stronger effort to promote the Company’s proprietary brands.

“We are pleased with our first quarter sales, which were strong despite a general softness in our core markets,” stated Thomas R. McGuire, chairman and CEO of Coast. “The RV and marine retail markets are cyclical and while we believe that the long-term prospects are strong, it appears that 2005 may be a down year for the RV and marine industries. However, we will continue to focus our efforts on growing our sales of our proprietary brands to win market share and on further improving our operating efficiencies.”

According to industry analysts, the sales in the RV market reached a 25-year high in 2004, but industry forecasts predict a single-digit percentage decline for 2005. According to the National Marine Manufacturers Association (NMMA), total retail expenditures on boating reached $33 billion in 2004, an eight percent increase compared to 2003. However, analysts are expecting lower growth in the marine markets for 2005.

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is a leading supplier of parts, accessories and supplies for recreational vehicles (RVs) and pleasure boats in the U.S. and Canada. Coast supplies its products to its 15,000 customers through 17 distribution centers throughout the U.S. and Canada. Coast is publicly traded on the American Stock Exchange under the ticker symbol CRV.

-more-

The Coast Distribution System

Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and trends in our markets are “forward-looking statements” as defined in the Private Securities Litigations Reform Act of 1995. Forward-looking statements often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release regarding our future financial performance are based on current information and, because our business is subject to a number of risks and uncertainties, actual operating results in the future may differ significantly from the future financial performance expected at the current time. Those risks and uncertainties may include, among others: Loss of confidence among consumers regarding economic conditions, which could adversely affect their willingness to purchase and use their RVs and boats and which, in turn, would affect their purchases of the products we sell; increases in interest rates which affect the availability and affordability of financing for RVs and boats; increases in the costs and shortages in the supply of gasoline which increase the costs of using, and the willingness and ability of consumers to use, RVs and boats; and unusually severe or extended winter weather conditions, which can reduce the usage of RVs and boats for periods extending beyond the ordinary winter months or to regions that ordinarily encounter milder winter weather conditions; possible increases in price competition within our markets that could reduce our margins and, therefore, our earnings; our practice of obtaining a number of our products from single manufacturing sources, which could lead to shortages in the supply of products to us in the event any single source supplier were to encounter production or other problems; and possible changes in supply relationships in our markets, which could lead to increased competition or to reductions in the number of products we are able to offer our customers. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended by Amendment No. 1 on Form 10-K/A, and readers of this news release are urged to review the discussion of those risks and uncertainties that are contained in that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligations to update forward-looking statements contained in this news release or in the above referenced 2004 Annual Report, whether as a result of new information, future events or otherwise.

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THE COAST DISTRIBUTION SYSTEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INTERIM BALANCE SHEETS

(Unaudited)

	March 31, 2005	March 31, 2004
	(In thousands)
Cash	$295	$819
Accounts receivable	37,365	35,426
Inventories	43,676	42,288
Other current assets	3,603	3,383

Total current assets	84,939	81,916
Property and equipment	2,011	2,264
Other Assets	804	695

	$87,754	$84,875

Accounts payable	22,212	$22,646
Other current liabilities	2,722	3,676

Total current liabilities	24,934	26,322
Long-term obligations	33,535	33,571
Shareholders’ Equity	29,285	24,982

	$87,754	$84,875

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF EARNINGS

(Unaudited)

	Three Months Ended March 31,
	2005	2004
	(Dollars in thousands)
Net sales	$49,877	$48,697
Gross profit	$9,699	$9,965
Selling, general and administrative expense	$7,766	$7,252
Operating income	$1,933	$2,713
Net earnings	$978	$1,459

Earnings per share – diluted	$0.20	$0.30

Shares used in diluted earnings per share calculation	4,888,000	4,845,000